Exhibit 1.3

Vale Overseas Limited
(the “Company”)

Written Resolutions of the Sole Shareholder of the Company dated 6th March 2002 made in accordance with the Articles of Association of the Company

The undersigned, being the sole Shareholder of the Company, does hereby RESOLVE AS A SPECIAL RESOLUTION that the existing Memorandum and Articles of Association of the Company will be and are hereby replaced in their entirety with a new Memorandum and Articles of Association, a copy of which is annexed hereto in order to restrict the object of the Company. As a consequence, provision 3 of the Memorandum of Association, shall be changed to be read, as follows:

“3. The objects for which the Company is established are restricted to:

(i)	the issue and sale of its US$300,000,000 principal amount of Enhanced Guaranteed Notes due 2007 (the “Notes”) and the issue of 1,000 Ordinary Shares of US$1.00 par value each in the Company to Companhia Vale de Rio Doce (“CVRD”);

(ii)	the entering into and performance of its obligations under, and the undertaking of all actions permitted or contemplated under:

(a)	the Purchase Agreement (the “Purchase Agreement”) to be made by and among the Company, CVRD and J.P. Morgan Securities Inc., for itself and as Representative on behalf of the Initial Purchasers specified therein (the “Initial Purchasers”);

(b)	the Indenture to be made between the Company and JPMorgan Chase Bank as Trustee;

(c)	the Supplemental Indenture to be made between the Company and JPMorgan Chase Bank as Trustee;

(d)	the Registration Rights Agreement (the “Registration Rights Agreement”) to be made between the Company, CVRD and the Initial Purchasers specified therein; and

(e)	the Account Control Agreement to be made between the Company as Pledgor, and JPMorgan Chase Bank as Secured Party, Bank and Securities Intermediary,

(iii)	the preparation and publication of an offering memorandum in respect of the listing of the Notes on the Luxembourg Stock Exchange;

(iv)	the issue of and delivery of the Exchange Securities (as defined in, and pursuant to, the Registration Rights Agreement referred to above);

(v)	the issue of further notes (the “New Notes”) having identical terms and conditions as the Notes referred to above; and

the taking of all actions and the execution, performance and delivery of all documents necessary, incidental or ancillary to any of the aforementioned objects, including the procurement of letters of credit to support any of the obligations under the Notes or the New Notes).”

Signed

For and on behalf of Companhia Vale do Rio Doce:

/s/ Gabriel Stoliar	/s/ Antonio Miguel Marques